Exhibit 99.6
Second Closing to Master Agreement

November 2, 2012

This is the Second Closing (the “Second Closing”) to that certain Master Agreement (the “Agreement”), dated the 12th day of April, 2012 (the "Effective Date"), and executed by and among R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company (“R&S”), Dionisio Produce & Farms, LLC, a Colorado limited liability company (“DPF”) and Russell L. Dionisio (“Dionisio”) on the one hand and hereinafter referred to collectively as “Seller” and TR Bessemer, LLC, a Colorado limited liability company (hereinafter “Buyer” or “TR Bessemer”), a wholly-owned entity of Two Rivers Water Company, a Colorado corporation (“TRWC”), on the other hand.

Seller and Buyer may be individually referred to hereinafter as a “Party” and collectively as the “Parties.”  Capitalized terms used herein if not separately defined in this First Amendment shall have the meanings set forth in the Agreement.  To the extent there are any inconsistencies between the terms of this Second Closing and the Agreement and its amendments, the terms of this Second Closing shall control.
Recitals
A.	On April 12th, 2012 the Parties entered into the Agreement with an anticipated Closing on or before July 31st, 2012;

B.	The Parties separated the transaction into two (2) phases;

C.
Subject to the terms and conditions set forth in the Agreement, Buyer’s purchase of the Land and the improvements, structures, irrigation systems, and wells located and/or affixed to the Land and the Water Rights shall occur on or before July 31st, 2012 (hereinafter “First Phase”);

D.
Subject to the terms and conditions set forth in the Agreement, Buyer’s purchase of Seller’s Farming Equipment, the Produce Contracts and DPF’s name shall be extended to October 31st, 2012 (hereinafter “Second Phase”);

E.	The Parties agreed in a Second Amendment to the Master Agreement to amend certain dates and substitute TR Bessemer, LLC for Two Rivers Farms, LLC.

F.	The Parties further agreed in the Third Amendment to the Master Agreement to extend the second closing to November 2, 2012.

G.	The Second Closing will finalize all terms of all rights and obligations of all Parties under the Master Agreement.

As part of the satisfaction of the conditions of the Master Agreement, the Parties hereby agree as follows:
AGREEMENT
1.
Obligations of Buyer.  Pursuant to the Master Agreement and its amendments, the Buyer agreed to pay $1,500,000 (one million five hundred thousand dollars)(“Second Closing Purchase Price”) to Seller at the Second Closing.  Seller agrees to accept this amount in the following manner:

A.           $900,000 (nine hundred thousand dollars) in cash; and

B.           $600,000 (six hundred thousand dollars) in the form of a Promissory Note.  The Promissory Note is attached as Exhibit C.

2.
Obligations of Seller.  Pursuant to the Master Agreement and its amendments, the Seller agreed to sell, convey, or otherwise transfer certain assets to Buyer (or enter into certain agreements as in the case of the Employment Agreement)  as follows:

A.
Name.  Pursuant to Section IIC, TR Bessemer agreed to purchase the trade name and trademark “Dionisio Produce & Farms”.  Attached as Exhibit A is the form of Assignment of Trademark and Trade Name (“Assignment”).  Upon Execution of the Assignment, the Parties agree that all terms and conditions in the Master Agreement relating to Section IIC have been satisfied.

B.
Employment.  Pursuant to Section V of the Master Agreement, TR Bessemer agreed to employ Dionisio under certain terms, including a covenant not to compete.  The Parties recognize that the terms which TR Bessemer agrees to employ Dionisio have changed.  Attached as Exhibit B is a form of Employment Agreement which contains the terms and conditions of TR Bessemer’s employment of Dionisio.  Upon Execution of the Employment Agreement, the Parties agree that all terms and conditions in Section V of the Master Agreement and its amendments have been satisfied.

C.
Loan. Pursuant to the Master Agreement and its amendments, Dionisio agreed to carry back a loan to Buyer.  Attached as Exhibit C is a Promissory Note representing that loan.  The Promissory Note contains all the terms and conditions related to Seller’s carry-back loan to Buyer.  Upon the payment of the Second Closing Purchase Price, all Parties agree that all terms at Section VI in the Master Agreement and its amendments related to the Purchase Price have been satisfied.

D.
Lease. Pursuant to the Master Agreement and its amendments, Seller agreed to lease certain equipment and a residential structure to Buyer.  Attached as Exhibit D is the Lease.  The Lease contains all the terms and conditions related to Seller’s lease of the certain equipment and the residential structure to Buyer.

E.
Equipment.  Pursuant to the Master Agreement and its amendments, Seller agreed to sell certain Equipment to Buyer.  Attached as Exhibit E is a Bill of Sale.  The Bill of Sale contains all the terms and conditions related to Seller’s sale of the certain Equipment to the Buyer.

F.
Produce contracts.  Pursuant to Section IV of the Master Agreement, Seller agreed to sell all DFP’s and/or R&S’s contract for the sale of Seller’s Crops (“Produce Contracts”).  Attached as Exhibit F is an Assignment of Produce Contracts which contains all the terms and conditions related to Seller’s sale of the Produce Contracts to the Buyer.

3.	Representations of Buyer and Seller.

A.
Buyer and Seller represent that certain terms and conditions of the Master Agreement have been mutually adjusted, modified, or amended, and that this Second Closing represents the mutual and final closing on the rights and obligations between the Parties as contemplated by the Master Agreement.  To the extent there are any agreements or provisions in the Second Closing that specifically conflict with provisions in the Master Agreement, the terms and conditions contained within this Second Closing and the agreement executed pursuant to the Second Closing shall govern.

B.
If any agreement executed pursuant to this Second Closing shall be breached, or shall be found to be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, such circumstance shall not have the effect of rendering other agreements executed pursuant to the Master Agreement invalid, inoperative, or unenforceable.

C.
The Parties are authorized to execute this Second Closing and the agreements contained herein.  There have been no changes, or new liens or encumbrances to the assets being sold as part of the Second Closing.

SELLER:

R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company
By: /s/ Russell Dionisio
Title:  Managing Member

Dionisio Produce & Farms, LLC a Colorado limited liability company
By:  /s/ Russell Dionisio
Title:  Managing Member

Russell L. Dionisio
                                                                /s/ Russell Dioniso

                                                                BUYER:

TR Bessemer, LLC, a Colorado limited liability company

By:  /s/ Wayne Harding
Its:  Manager

                                                                TRWC, INC., a Colorado corporation d/b/a
                                                                Two Rivers Water Company

                                                                By:  /s/ Wayne Harding
Its:  CFO